									Exhibit 99.2

Apple Inc.
Q4 2018 Unaudited Summary Data
(Units in thousands, Revenue in millions)

	Q4 2018		Q3 2018		Q4 2017		Sequential Change		Year/Year Change
		Revenue		Revenue		Revenue		Revenue		Revenue
Reportable Segments
Americas		$27,517		$24,542		$23,099		12%		19%
Europe		15,382		12,138		13,009		27%		18%
Greater China		11,411		9,551		9,801		19%		16%
Japan		5,161		3,867		3,858		33%		34%
Rest of Asia Pacific		3,429		3,167		2,812		8%		22%
Total Apple		$62,900		$53,265		$52,579		18%		20%

	Q4 2018		Q3 2018		Q4 2017		Sequential Change		Year/Year Change
	Units	Revenue	Units	Revenue	Units	Revenue	Units	Revenue	Units	Revenue
Product Summary
iPhone (1)	46,889	$37,185	41,300	$29,906	46,677	$28,846	14%	24%	0%	29%
iPad (1)	9,699	4,089	11,553	4,741	10,326	4,831	-16%	-14%	-6%	-15%
Mac (1)	5,299	7,411	3,720	5,330	5,386	7,170	42%	39%	-2%	3%
Services (2)		9,981		9,548		8,501		5%		17%
Other Products (1)(3)		4,234		3,740		3,231		13%		31%
Total Apple		$62,900		$53,265		$52,579		18%		20%

(1)		Includes deferrals and amortization of related software upgrade rights and non-software services.
(2)
Includes revenue from Digital Content and Services, AppleCare, Apple Pay, licensing and other services. Services net sales in the third quarter of 2018 included a favorable one-time item of $236 million in connection with the final resolution of various lawsuits. Services net sales in the fourth quarter of 2017 included a favorable one-time adjustment of $640 million due to a change in estimate based on the availability of additional supporting information.

(3)		Includes sales of AirPods, Apple TV, Apple Watch, Beats products, HomePod, iPod touch and other Apple-branded and third-party accessories.